FOR IMMEDIATE RELEASE

Contact:	Dennis Bugbee
Teknowledge Corporation
(650) 424-0500

TEKNOWLEDGE REPORTS 2004 THIRD QUARTER RESULTS

PALO ALTO, Calif.—November 16, 2004—Teknowledge Corporation (NASDAQ-SC: TEKC), a leading provider of software and services to transform business data into value, reports financial results for the third quarter ending September 30, 2004. The Company reports a net loss of ($405,000), or ($0.07) per diluted share, compared to net income of $204,000 or $0.03 per diluted share, in the third quarter of 2003. For the nine months ended September 30, 2004, the Company reports a loss of $1,363,000, or ($0.24) per diluted share, compared to net income of $488,000, or $0.08 per diluted share in the comparable period last year. Software amortization through the third quarter was $1,659,000 in 2004 and $1,601,000 in 2003.

Revenue for the third quarter of 2004 was $1,816,000 compared to $3,041,000 in the comparable quarter of 2003. Commercial revenues were $950,000 in the third quarter versus $1,662,000 in 2003, a decrease of 43%. The third quarter of 2003 included a large services contract that ended in the fourth quarter of 2003. Customer interest in TekPortal® products and services has increased in the fourth quarter, and service volume is now improving.

Revenue from contract R&D customers in the third quarter of 2004 was $866,000 versus $1,379,000 in the comparable quarter in 2003. This difference is due primarily to the completion of several large contracts in 2004. Teknowledge is competing actively for new government R&D contracts. The Company expects to begin work in November on a new two-year government contract for $1.5 million.

President and CEO Neil Jacobstein commented: “We are continuing to invest in our TekPortal eFinance Suite. Teknowledge now has a compelling return on investment case with its TekPortal ACH Transfers product that enables cash transfers from one aggregated account to another. Teknowledge made significant progress in the third quarter with respect to the strength of the TekPortal software offering and the depth of our customer base.”

Jacobstein continued: “We believe that Teknowledge’s product revenues and margins will improve with the combination of decreased costs and the increased sales resources that we have allocated. The government R&D segment is realigning to provide contract services that have a shorter time to demonstration and deployment. Teknowledge’s diversified business base continues to provide opportunities for innovation, rapid adaptation, and growth.

Teknowledge’s patent portfolio has already proven its worth. It produced significant patent licensing income thus far this year, and the Company collected over $2,000,000 in prior years on cases related to its other patents. The current patent litigation against Microsoft and Time Warner AOL continues. We intend to increase our cash base to ensure the resources necessary for long term staying power, both in the courts, and in the marketplace.”

About Teknowledge

Teknowledge Corporation (Nasdaq SmallCap: TEKC) provides advanced software and services to transform business data into value. Teknowledge’s TekPortal® is the largest selling financial account aggregation software licensed worldwide. Teknowledge has extensive Internet banking product and service experience, and is a prime contractor for R&D in Internet security, web-based training, distributed systems, and knowledge processing. Founded in 1981, Teknowledge holds an extensive intellectual property portfolio, including nine software patents.

More information about Teknowledge may be found at www.teknowledge.com.

NOTE: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, expectations regarding the future demand for the company’s products and services in 2003, as well as overall demand, market acceptance, and anticipated revenue and profitability from both current and planned products and services, including contract R&D, commercial products or services, and litigation and license opportunities related to the company’s IP. All forward-looking statements involve risk and uncertainties as outlined in detail in the Company’s reports filed with the Securities and Exchange Commission. Actual results could differ materially from those set forth in the forward-looking statements contained herein.

TEKNOWLEDGE CORPORATION
Condensed Consolidated Balance Sheets

(In thousands)

	Sept. 30, 2004	Dec. 31, 2003
	(unaudited)
Assets
Cash and cash equivalents	$982	$1,045
Receivables and unbilled charges	1,644	2,063
Prepaids and other current assets	156	141
Deferred tax asset, short-term	768	768
Capitalized software, net of amoritization	3,779	4,156
Equipment and improvements, net	90	126

Total assets	$7,419	$8,299

Liabilities and stockholders' equity
Accounts payable	$1,374	$1,107
Accrued payroll & related liabilities	684	912
Line of credit	901	960
Current portion of note payable	332	-
Government rate reserve	841	794
Other accrued liabilities	446	354
Stockholders' equity	2,841	4,172

Total liabilities and stockholders' equity	$7,419	$8,299

TEKNOWLEDGE CORPORATION
Unaudited Condensed Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended Sept. 30,
	2004	2003

Revenues	$1,816	$3,041
Costs and expenses	2,197	2,828

Operating income (loss)	(381)	213
Nonoperating income (loss)	(23)	(9)

Income (loss) before tax	(404)	204
Provision for income tax	-	-

Net income (loss)	(404)	204

Diluted net income (loss) per share	$(0.07)	$0.03

Shares used in computing diluted
net income (loss) per share	5,736	5,888

	Nine Months Ended Sept. 30,
	2004	2003

Revenues	$6,075	$8,782
Costs and expenses	7,378	8,283

Operating income (loss)	(1,303)	499
Nonoperating income (loss)	(60)	(11)

Income (loss) before tax	(1,363)	488
Provision for income tax	-	-

Net income (loss)	(1,363)	488

Diluted net income (loss) per share	$(0.24)	$0.08

Shares used in computing diluted
net income (loss) per share	5,736	5,761